Exhibit 99
Form 8-K
Viking Systems, Inc.
File No. 000-49636

Viking Systems Announces Change to Management Team and Board of Directors

Thursday April 6, 9:00 am ET

SAN DIEGO, CA--(MARKET WIRE)—April 6, 2006 - Viking Systems, Inc. (VKSY.OB), a manufacturer of 3D laparoscopic vision systems for use in minimally invasive surgery, today announced that Director, President and Chief Executive Officer, Tom Marsh, has elected to retire from his positions to pursue other opportunities. Mr. Marsh will continue to serve as a consultant to the company.

"On behalf of the Board and employees, we want to thank Tom for his efforts in restarting Viking Systems and laying the groundwork for building a great company," said Daniel Crowley, Chairman of the Board. "Looking forward, we intend to continue to expand our 3D vision and OEM businesses, and increasing shareholder value by accelerating our product portfolio."

Viking Systems anticipates that it will appoint Donald Tucker as the Company’s Chief Executive Officer effective May 21, 2006. Mr. Tucker, a controlling shareholder of the Registrant, is retiring from his employment with an international consulting company on or about May 21, 2006 and it is expected that he will become the full time CEO at that time.

The Company has appointed Nathan Harrison, MD, a director of the Company and Chairman of the Compensation Committee, to serve as interim CEO commencing April 11, 2006 through May 21, 2006.

About Viking Systems Inc.

Viking Systems, Inc. (VKSY.OB) provides high performance 3D laparoscopic vision systems to hospitals for minimally invasive surgery (MIS). Our focus is to deliver integrated information, visualization, and control solutions to the surgical team, enhancing their capability and performance in MIS and complex surgical procedures. Viking Systems is headquartered in San Diego, CA. For more information, please visit the Company’s website at www.vikingsystems.com.